UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2010

Cliffs Natural Resources Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cliffs Natural Resources Inc. published a press release on February 1, 2010 as follows:

Cliffs Natural Resources Inc. Closes Wabush Mines Acquisition

CLEVELAND – Feb. 1, 2010 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today announced that it has completed the acquisition of its former partners’ interests in the Wabush Mines joint venture for approximately $88 million.

Cliffs announced in October 2009 that it would exercise its right of first refusal to acquire U.S. Steel Canada's 44.6% interest and ArcelorMittal Dofasco's 28.6% interest. With the closing of the acquisition, Cliffs now owns 100% of the operation that it has managed since 1965. The Wabush Mines operation includes the Scully Iron Ore Mine near Wabush, Newfoundland, Labrador; the pellet plant and port facilities at Point Noire, Quebec; and integrated rail facilities.

With this transaction, Cliffs adds more than 50 million tons of iron ore reserves and approximately four million tons of incremental iron ore pellet production capacity with access to the seaborne market.

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

ABOUT CLIFFS NATURAL RESOURCES INC.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, we are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Canada and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The Latin American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Other projects under development include a biomass fuel production plant in Michigan and Ring of Fire chromite properties in Ontario, Canada. Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world's largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com or
www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1.

News releases can also be followed via Cliffs’ Twitter feed: http://twitter.com/CliffsIR.

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in demand for iron ore pellets by North American or international integrated steel producers, or changes in iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes or for seaborne markets; changes in the financial condition of the Company's partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company's future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company's Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on the Cliffs Natural Resources website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
steve.baisden@cliffsnr.com

Christine Dresch
Manager – Corporate Communications
(216) 694-4052
christine.dresch@cliffsnr.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

February 3, 2010	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary